EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
       We hereby consent to the use in this Registration Statement on Form S-1 of our report dated November 30, 2005 relating to the financial statements and financial statement schedule of Tim Hortons Inc., which appears in such Registration Statement. We also consent to the references to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Columbus, Ohio
November 30, 2005